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                                                                    Exhibit 99.1

                                                           Terra Industries Inc.
[LOGO]                                                         600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                        Telefax:  (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

            Terra Industries reports North American production plans

Sioux City, Iowa (March 5, 2003)--As reported on February 27, 2003, Terra Industries Inc. (NYSE symbol: TRA) has ceased production at and has placed on standby its Blytheville, Ark., and Woodward, Okla., facilities due to high natural gas prices. In addition, Terra has reduced ammonia and methanol production rates at its other North American facilities.

Current production levels represent about 50, 70, 30 and 75 percent of Terra's North American ammonia, UAN, urea and methanol manufacturing capacity, respectively. The facilities can resume full production within two days when natural gas, nitrogen products and/or methanol price changes result in positive cash flow from the additional production. Similarly, production can be ceased at Terra's operating facilities within one day if natural gas, nitrogen products and/or methanol price changes adversely affect the cash flows of those facilities' production.

Natural gas prices in the United Kingdom have been stable and Terra's two U.K. facilities are operating at or near capacity.

Michael L. Bennett, Terra's President and Chief Executive Officer, said, "During this period of volatile natural gas prices, our main objectives are to meet our customers' requirements and protect Terra's financial position. We have adequate supplies to fulfill our existing sales commitments. However, we need to produce additional product if we are going to supply our agricultural customers' storage refill requirements. Consequently, we plan to resume full production as soon as natural gas costs and/or market prices of Terra's products permit."

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this news release, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Results" section of Terra's current annual report.
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Note: Terra Industries' news announcements are also available on its web site,
      www.terraindustries.com.